Exhibit 99.14(a)

CONSENT OF COUNSEL

We hereby consent to the use of our name and to the references to our Firm under the caption “Legal Matters” in the Statement of Additional Information included in Pre-Effective Amendment No. 1 to the Registration Statement on Form N-6 under the Securities Act of 1933, as amended (the “1933 Act”), of Protective Executive Benefits Registered VUL (File No. 333-248236).  In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Faegre Drinker Biddle & Reath LLP
Faegre Drinker Biddle & Reath LLP

Washington, D.C.

December 16, 2020